Exhibit 10.20

                                                          As of January 24, 2000

Mr. John M. Needham
43 Fairwood Road
Madison, New Jersey 07940


Dear Jack:

     This will confirm the terms and conditions of employment (the "Agreement") between you and Candie's, Inc. (the "Company") (each a "Party" and together, the "Parties"). It is agreed as follows:

     1.   Term.

     The Company will employ you for an initial period commencing on January 24, 2000 and ending on January 26, 2001 (the "Initial Term"). This agreement will automatically renew for 3 month intervals (the " Additional Term"), unless written notice is provided on the 3 month anniversary of the agreement starting June 24, 2000. This notice is to act as a minimum severance of three months.

     2.   Title; Duties.

     You shall render services to the Company on a full-time basis as the Vice President of Finance. Your duties and responsibilities shall be consistent with the duties customarily undertaken by the senior financial management officer of a public ally traded corporation.

     3.   Compensation.

     (a) Base Salary. Your base salary for the initial term will be at a rate of not less than $170,000 per annum paid in accordance with the Company's payroll practices and policies.

     (b) Bonus. You are entitled to a signing bonus of $ 10,000 payable January 24, 2000. Your cash bonus for the initial term and each following fiscal years will be discretionary, based upon annually established company and personal objectives. This bonus will be payable upon filing the annual 10-k.

     (c) Stock Options. On January 24, 2000, you shall receive a grant of qualified stock options pursuant to the Company's most recently adopted option plan for 75,000 shares of the Company's common stock, exercisable on the latest date possible under such plan, at a price equal to the closing price of the stock on January 24,2000. The options shall vest and become exercisable as follows: 25,000 on January 24, 2001, 25,000 on January 24, 2002 and 25,000 on
January 24, 2003. If the Company terminates you prior to the expiration of the Term for a reason other than "Cause" (as defined herein), or you resign for "Good Reason" (as defined herein), all options shall vest upon the date such termination is effective.

     (d) The Company shall lease a car for you with monthly lease payments not to exceed $725. The Company shall, in addition, reimburse you for all parking, maintenance, repairs, insurance, gas, tolls and other related expenses promptly upon your submission of appropriate documentation.


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4.   Benefits and Expenses.

     (a) You shall be permitted during the Term to participate (without any waiting periods) in any and all benefit plans, hospitalization, medical, health, disability, officer/director or employee liability insurance plans, pension and 401K plans or other benefit plans (including any to-be-established bonus plans) on the same terms and conditions as extended to other executive officers of the Company.

     (b) The Company shall promptly reimburse you for all reasonable and necessary travel and entertainment expenses and other disbursements or costs you may incur in connection with promoting the business of the Company.


     (c) You shall be entitled to three weeks paid vacation per year. If, in any year, you do not take some or all of your vacation, such unused days may only be banked with written consent and carried over into the next year, as may be applicable.

     (d) You shall be permitted to attend such professional conferences, receive such professional publications, acquire such professional books and materials to build a library, and receive such other facilities and support as are reasonable and necessary to and perform your duties and maintain active status in accounting and legal professions.

     5.   Termination.

     (a) Your employment may be terminated by the Company prior to the expiration of the Term of this agreement only for "Cause" by giving you prior written notice of the basis for the proposed termination and a reasonable chance to cure. As used in this agreement, the term "Cause" shall mean: (a) your willful and continuing malfeasance and failure to perform having a material adverse effect on the Company; (b) your willful engagement in fraud or dishonesty against the Company having a material adverse effect on the Company; or (c) your conviction of a felony involving moral turpitude.

     (b) You may terminate this Agreement at any time for "Good Reason" by giving the Company prior written notice of the basis for the proposed termination and a reasonable chance to cure. "Good Reason" shall mean any of the following: (i) a breach by the Company of any of its payment obligations to you hereunder; (ii) relocation of the Company outside a 50-mile radius of New York City unless the Company shall provide you with a suitable location from which to work within such radius; (iii) a proposed material modification or reduction of your duties or position as a senior financial executive; (iv) the bankruptcy, reorganization or liquidation of the Company; or (v) a "Change of Control". A "Change of Control" shall mean: (1) an occurrence resulting in any person or entity other than an existing subsidiary or affiliate of the Company acquiring or being the beneficial owner of 20% of more of the combined voting power of the Company's outstanding securities resulting in Neil Cole no longer being Chairman of the Board; (2) Neil Cole no longer occupying a position as a senior executive of the Company; or (3) the acquisition of the Company by, or the merger of the Company into or with, an entity other than an existing subsidiary or affiliate of the Company.


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6.   Effect of Termination.

     (a) Upon termination of your employment for Cause (or upon your death or disability, rendering you unable to perform), you (or your heirs or representatives) shall receive any accrued salary, pro-rated bonus and vacation due through the date of termination and be reimbursed for any outstanding business expenses (including those relating to your car) incurred prior to the date of termination. Upon your death or disability, you or your heirs shall also be entitled to continuation of health and medical benefits for 6 months from the date of termination.

     (b) Upon termination of your employment not for Cause, or if you terminate for Good Reason, you shall receive your full compensation (salary, bonus, car allowance, vacation and the continuance of all other benefits) through the unexpired portion of the Term, but in no event for a period less than 6 months, payable in equal monthly installments following the date of termination. In addition, all unvested options shall vest on the date of termination.

     (c) Upon termination of your employment upon the occurrence of a Change of Control, you shall receive all the amounts set forth in 6(b) above, plus an amount equal to one full year of your base salary at the rate in effect at the time that the Change of Control occurs.

     7.   Confidentiality

You acknowledge that, during the course of your employment by the Company, you will have access to valuable confidential information, including but not limited to: customers and prospects lists, cost lists, merchandising data, inventions, designs, manufacturing methods and techniques and other information which relating to the activities and business of the Company and its affiliates ("Confidential Material"). You agree that such Confidential Material shall be and remain the Company's property, free of any rights on your part with respect thereto, and that you shall keep it confidential at all times during, and following the cessation of your employment with the Company. You agree to deliver to the Company all computer files and tapes, books record and documents (whether maintained in paper, electronic or other medium) relating to or bearing upon any such Confidential Material, upon the cessation of your employment, and you agree not to retain any copies or extracts.

     8.   Miscellaneous

     (a) This agreement shall be governed by the laws of New York and each Party agrees that in the event of a dispute relating to the terms hereof the other will submit to the exclusive jurisdiction of the state or federal courts sitting within the City of New York.

     (b) If not terminated in accordance with its terms, this Agreement shall be binding upon, and inure to the benefit of, the Parties, their heirs, legal representatives, successors and permitted assigns.

     (c) The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the Parties.


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Please sign where  indicated  below,  whereupon  this letter will  constitute  a binding agreement between the Parties as of the date first above written.

Candies, Inc.


By: /s/ Neil Cole                                 /s/ John Needham
    -----------------------                       -------------------------
    Neil Cole                                         John M. Needham
    Chief Executive Officer